EXHIBIT (99)

James J. Gilstrap
Treasurer & CFO          904/355/1781,Ext.263

FRP PROPERTIES, INC. ADOPTS SHAREHOLDER RIGHTS PLAN AND DECLARES
DIVIDEND DISTRIBUTION OF RIGHTS

Jacksonville, Florida; May 5,1999 - FRP Properties, Inc. (NASDAQ-FRPP) FRP PROPERTIES, INC. announced that the Board of Directors has adopted a shareholder rights plan and declared a dividend distribution of one preferred share purchase right for each outstanding share of common stock.

The rights are designed to assure that all of the Company's shareholders receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against abusive tactics to gain control without paying all shareholders a premium for that control. The adoption of the shareholder rights plan was not in response to performance issues or any takeover threat but as a result of a review of the Company's governance structure by the Board. The plan is not intended to deter unsolicited offers that would provide superior long-term value to all of the Company's shareholders. A number of companies have such plans as more than 50% of the current S&P 500 companies have issued rights to protect their shareholders against abusive acquisition tactics.

The rights will be exercisable only if a person or group acquires 15% or more of the Company's common stock or announces a tender offer, the consummation of which would result in ownership by a person or group of 15% or more of the Company's common stock. Persons or groups who own 15% or more of the Company's outstanding common stock as of May 4, 1999 will not trigger the exercise of the rights. Prior to the acquisition by a person or group of beneficial ownership of 15% or more of the Company's common stock, the rights are redeemable for one cent per right at the option of the Company's Board of Directors.

The dividend distribution will be made on June 2, 1999, payable to shareholders of record on that date, and is not taxable to shareholders. The rights will expire on September 30, 2009.

Investors are cautioned that any statements in this press release which relate to the future are, by their nature, subject to risks and uncertainties that could cause actual results and events to differ materially from those indicated in such forward-looking statements. These include general business conditions, competitive factors, political, economic, regulatory, climatic, pricing, energy costs and technological contingencies. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission.

FRP Properties, Inc. is a major provider of construction aggregates and concrete and concrete products in the Southeastern and Mid-Atlantic States.